Exhibit 5.1

OPINION OF COUNSEL AND CONSENT

March 2, 2009

Board of Directors

America’s Driving Ranges, Inc.

78365 Highway 111, #287

La Quinta, California 92253

Gentlemen:

The undersigned is counsel for America’s Driving Ranges, Inc.  I have been requested to render an opinion as to whether the 10,000,000 shares of common stock of America’s Driving Ranges, Inc. proposed to be sold pursuant to America’s Driving Ranges, Inc. Registration Statement on Form S-1 will be legally issued in accordance with the laws of the State of Nevada.  It is my opinion that:

America’s Driving Ranges, Inc. is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

That the shares of common stock to be issued by America’s Driving Ranges, Inc. have been reserved and have been duly and properly approved by America’s Driving Ranges, Inc’s board of directors.

That the shares of common stock will be legally issued, are non-assessable when issued in accordance with the laws of the State of Nevada.

I hereby consent to the use of this opinion in America’s Driving Ranges, Inc’s Registration Statement on Form S-1.

Very truly yours,

/s/ Henry Casden

HENRY CASDEN